CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

Evergreen Equity Trust

We consent to the use of our report dated May 26, 2006 for Evergreen Balanced Fund, a series of Evergreen Equity Trust, incorporated herein by reference and to the references to our firm under the captions “FINANCIAL HIGHLIGHTS” in the prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG

Boston, Massachusetts

July 28, 2006